Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-115666 and 333-204548 on Forms S-8 and in Registration Statement No. 333-144699 on Form S-3 of Finward Bancorp of our report dated March 22, 2021 on the consolidated financial statements of Finward Bancorp (formerly known as NorthWest Indiana Bancorp) and Subsidiaries as of and for the year ended December 31, 2020, which report is included in Form 10-K for Finward Bancorp for the year ended December 31, 2021.

/s/ Plante Moran, PLLC
Plante Moran, PLLC

Chicago, Illinois

March 30, 2022